Exhibit Ex-99.a(4)

                              ARTICLES OF AMENDMENT

                                       OF

                              THE JAPAN FUND, INC.

      THE JAPAN FUND, INC., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (which is hereinafter referred to as the "SDAT") that:

      FIRST: The Charter of the Corporation is hereby amended to change and reclassify all of the issued and outstanding Class A, Class B and Class C shares of the Corporation's capital stock into Class S shares of the Corporation's capital stock, and to cancel and terminate the Class A, Class B and Class C shares of the Corporation's capital stock. From and after the Closing Date (as hereinafter defined), all of the authorized shares of the Corporation's capital stock heretofore classified and designated as Class A, Class B or Class C shares of the Corporation's capital stock shall cease to constitute Class A, Class B or Class C shares of the Corporation's capital stock and, instead, such shares shall constitute either (i) issued and outstanding Class S shares Corporation's capital stock or (ii) authorized but unissued Class S shares of the Corporation's capital stock, as further described in "SECOND," below.

      SECOND: The following provisions shall apply in order to effectuate the change and reclassification described in Article FIRST above:

      (A) As of the Closing Date, all of the issued and outstanding Class A shares of the Corporation's capital stock shall automatically be changed and reclassified into that number of full and fractional Class S shares of the Corporation's capital stock having an aggregate net asset value equal to the aggregate value of the net assets of the Corporation that are allocable to the Class A shares of the Corporation's capital stock.

      As of the Closing Date, all of the issued and outstanding Class B shares of the Corporation's capital stock shall automatically be changed and reclassified into that number of full and fractional Class S shares of the Corporation's capital stock having an aggregate net asset value equal to the aggregate value of the net assets of the Corporation that are allocable to the Class B shares of the Corporation's capital stock.

      As of the Closing Date, all of the issued and outstanding Class C shares of the Corporation's capital stock shall automatically be changed and reclassified into that number of full and fractional Class S shares of the


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Corporation's capital stock having an aggregate net asset value equal to the aggregate value of the net assets of the Corporation that are allocable to the Class C shares of the Corporation's capital stock.

      The aggregate value of the net assets of the Corporation and the amount thereof allocable to the Class A, Class B and Class C shares of the Corporation's capital stock shall be determined in accordance with the valuation procedures set forth in the Corporation's charter and the then current Prospectus or Statement of Additional Information of the Corporation, as of the close of regular trading on the New York Stock Exchange on the Closing Date (the "Valuation Time").

      In the event that immediately prior to the Valuation Time (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Corporation is closed for trading or trading thereupon is restricted, or (b) trading or the reporting of trading on such exchange or elsewhere shall be disrupted so that, in the judgment of the Corporation's Board of Directors, accurate appraisal of the value of the net assets of the Corporation is not reasonably practicable, the Reclassification Date shall be postponed to such later date as determined by the Board of Directors.

      (B) Upon the change and reclassification described in (A) above, the holders of Class A shares of the Corporation capital stock shall be deemed to own, as of the Reclassification Date, that number of full and fractional Class S shares of the Corporation's capital stock as may be allocated to such shareholders on a pro rata basis.

      Upon the change and reclassification described in (A) above, the holders of Class B shares of the Corporation's capital stock shall be deemed to own, as of the Reclassification Date, that number of full and fractional Class S shares of the Corporation's capital stock as may be allocated to such shareholders on a pro rata basis.

      Upon the change and reclassification described in (A) above, the holders of Class C shares of the Corporation's capital stock shall be deemed to own, as of the Reclassification Date, that number of full and fractional Class S shares of the Corporation's capital stock as may be allocated to such shareholders on a pro rata basis.

      All of the assets and liabilities of the Corporation allocated or to be allocated to the Class A, Class B and Class C shares of the Corporation's capital stock prior to the Closing Date shall, from and after the Closing Date, be deemed to constitute and shall be allocated to the assets and liabilities of the Class S shares of the Corporation's capital stock.

      As of the Closing Date, all of the authorized but unissued Class A, Class B and Class C shares of the Corporation's capital stock shall automatically be changed and reclassified into authorized but unissued Class S shares of the Corporation's capital stock.

      THIRD: These Articles of Amendment shall become effective at 4:01 p.m. Eastern Time on October 4, 2002 (the "Closing Date").

      FOURTH: The Board of Directors of the Corporation, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly

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advised the foregoing amendment and the shareholders of the Corporation entitled to vote on the foregoing amendment, pursuant to and in accordance with the Charter and Bylaws of the Corporation and the MGCL, duly approved the foregoing amendment.

                         [SIGNATURES BEGIN ON NEXT PAGE]

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      IN WITNESS WHEREOF, The Japan Fund, Inc. has caused these Articles of
Amendment to be signed in its name and on its behalf by its Vice President as of this 3rd day of October, 2002; and its Assistant Secretary acknowledges that these Articles of Amendment are the act of The Japan Fund, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                              THE JAPAN FUND, INC.


BY/S/TIMOTHY D. BARTO                                BY JOHN C. MUNCH
------------------------                             -------------------
Timothy D. Barto                                     John C. Munch
Assistant Secretary                                  Vice President